FOR IMMEDIATE RELEASE:     January 3, 2001

CONTACT:   Kevin Hardy                            Madeleine Franco
           Chief Financial Officer                Jordan Richard Assoc.
           SOS Staffing Services, Inc.            801-268-8610
           801-484-4400                           ir@jordanrichard.com
           ir@sosstaffing.com

             SOS STAFFING SERVICES, INC. ANNOUNCES SALE OF INTELIANT
                       CORPORATION'S CONSULTING DIVISION

SALT LAKE CITY, UTAH--SOS Staffing Services, Inc. (NASDAQ/NMS: SOSS) today announced the sale of Inteliant Corporation's consulting division to Herrick Douglass, Inc. (Seattle), a privately held information technology consulting company. Inteliant Corporation is a wholly owned subsidiary of SOS, specializing in information technology consulting, staffing and outsourcing services. The consulting division represented about 38% of Inteliant's revenues and approximately 9% of SOS's consolidated revenues for fiscal year 2000. The transaction closed on December 29, 2000.

"The transaction is a good fit for the business and its employees. The sale of the IT consulting division will allow SOS to focus on its core competency of staffing, while continuing to provide staffing and project services to the IT segment through Impact, the retained portion of Inteliant," said JoAnn Wagner, chairman, president and chief executive officer of SOS.

Charles Herrick, president of Herrick Douglass, Inc., said, "The addition of Inteliant's consulting division business and talented employee base will provide critical mass to our growth strategy. Inteliant's consulting division service offerings are complementary to our existing business. The unification of the companies will make us one of the West's finest information technology and software implementation consulting companies."

SOS Staffing Services, Inc., with its subsidiaries and divisions, is a provider of commercial and information technology staffing, outsourcing and employment-related services, operating through a network of approximately 150 offices.

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IMPORTANT NOTE:  Statements in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass the Company's beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "likely" and other words of similar meaning also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. The Company assumes no obligation to update any forward-looking statement. Readers are cautioned that all forward-looking statements involve risks, uncertainties and other factors that could cause the Company's actual results to differ materially from those anticipated in such statements, including: the Company's ability to attract and retain the staff, temporary and other employees needed to implement the Company's business plan and to meet customer needs; the Company's ability to integrate the operations of acquired businesses; economic fluctuations; existing and emerging competition; and changes in demand for the Company's services. Risk
factors,  cautionary  statements  and  other  conditions,   including  economic,
competitive, governmental, and technology factors, which could cause actual results to differ from the Company's current expectations are discussed in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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